Exhibit 6.48.1

ASSIGNMENT OF BUYER'S INTEREST IN PURCHASE AND SALE AGREEMENT

This Assignment of Buyer's Interest in Purchase and Sale Agreement ("Assignment") is made by Arrived Holdings, Inc., and/or assigns ("Assignor")
Assignor Assignor

and Arrived WA Chesterton, LLC ("Assignee")
Assignee Assignee

with regard to 304 NW 25th Pl. Battle Ground, WA 98604 (the "Property").
Address City State Zip

Assignor is the Buyer of the Property pursuant to the Purchase and Sale Agreement dated May 27th, 2025 (the "Agreement").

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. **Assignment and Assumption.** Assignor hereby assigns to Assignee, subject to the terms of this Assignment, all of Assignor's right, title and interest in and to the Agreement, and Assignee hereby assumes all of Assignor's obligations.

2. **Representations of Assignor**. Assignor hereby represents and warrants that the document attached hereto as Exhibit "A" is a true and correct copy of the Agreement, together with all addenda and amendments thereto, and that as of the date hereof, the Agreement is in full force and effect, without default by either party thereto, and that there have been no modifications or revisions to the Agreement not reflected in the attached Exhibit "A." Furthermore, Assignor represents that Assignor has obtained any consent required to make this Assignment as required by the Agreement or that the Agreement contains a provision that permits this Assignment.

3. **Assignee to Release and Hold Assignor Harmless.** Assignee hereby releases, and agrees to indemnify and hold Assignor harmless from all claims or liability whatsoever arising from or related to Assignee's conduct with respect to the Agreement and the Property. Notwithstanding the foregoing, the parties acknowledge that this Assignment is a simple assignment of Assignor's rights and interest in the Agreement and that this Assignment does not relieve Assignor of Assignor's duties and obligations under the Agreement.

4. **Delivery of Documents**. Assignor shall deliver to Assignee all studies, reports, documents, title reports and title documentation, engineering or architectural drawings, governmental applications, permits, licenses or approvals, appraisals and any other information in Assignor's possession or available to Assignor which pertain in any way whatsoever to the Property, including without limitation, the condition thereof and/or any present or potential development and/or use of the Property (all of which, together with subsequent additions to or revisions of such documents being collectively referred to as the "Development Documents"). Assignor hereby assigns to Assignee all of Assignor's right, title and interest in the Development Documents.

5. **Further Action.** The parties shall take whatever further action is necessary to complete the purpose of this Assignment.

6. **Entire Agreement.** This Agreement contains the entire understanding between the parties and supersedes any prior understandings and agreements between them respecting the subject matter hereof. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto or any of them, relating to the subject matter of this Agreement.

LT Jun 11 2025 11:00 EDT LT Jun 11 2025 11:01 EDT
Assignor's Initials Date Assignor's Initials Date Assignee's Initials Date Assignee's Initials Date